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                                                                    Exhibit 10.9

                       McMANUS FINANCIAL CONSULTANTS, INC.
                       Specializing in Investor Relations
                              Post Office Box 7002
                          Incline Village, Nevada 89450

                                                                 August 19, 2002

Rajesh C. Shrotriya, M.D.
Chairman and Chief Executive Officer
NeoTherapeutics, Inc.
157 Technology Drive
Irvine, California 92618

Dear Raj:

         This Letter of Agreement sets forth the terms and conditions under which NeoTherapeutics, Inc. agrees to engage McManus Financial Consultants, Inc. as consultants in investor relations. McManus Financial Consultants, Inc. is engaged as an independent contractor to act as a consultant to NeoTherapeutics, Inc. within the framework of this Letter of Agreement.

         The engagement is to commence August 1, 2002 and continue to July 31, 2004. The engagement is to continue after July 31, 2004, on a quarterly basis, until terminated by mutual written agreement or by written notice by either party thirty days in advance of a quarterly renewal date.

         During the term of the engagement, McManus Financial Consultants, Inc. will provide consultation services on NeoTherapeutics, Inc.'s investor relations activities as requested. These services shall include:

- Advice and assistance in developing and maintaining a cost-effective, goal oriented investor relations program.

- Advice and assistance on stockholder programs, relations and communications.

- Advice and assistance on relations with registered representatives, security analysts, portfolio managers, investment advisors and other members of the financial community.

- Training and assistance of Company personnel in performing investor relations functions.

- Advice and assistance in developing presentations and other communications for the financial community.

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Rajesh C. Shrotriya, M.D.                                        August 19, 2002
NeoTherapeutics, Inc.                                                     Page 2

- Arrangement of meetings with key members of the financial community in the United States.

- Advice and assistance in targeting the appropriate members of the financial community and maintenance of a targeted mailing and contact list.

- Advice and assistance in monitoring stock performance and investor relations activities.

         For services as consultants under this Letter of Agreement, NeoTherapeutics, Inc. will pay McManus Financial Consultants, Inc. for the time spent and services provided on NeoTherapeutics, Inc.'s behalf at a rate of $10,000 per month, payable monthly beginning on August 1, 2002 through July 31, 2003. For the period from August 1, 2003 through July 31, 2004, NeoTherapeutics, Inc. will pay McManus Financial Consultants, Inc. for the time spent and services provided on NeoTherapeutics, Inc.'s behalf at a rate of $12,000 per month, payable monthly.

         This agreement may be terminated at the option of NeoTherapeutics at any time for cause. For purposes of this Agreement, "cause" shall be defined as any of the following, provided however, that the board of directors of the Corporation by a duly adopted resolution has determined the presence of such cause in good faith: (i) McManus Financial Consultants, Inc.'s material breach of any of its duties and responsibilities under this Agreement; or, (ii) McManus Financial Consultants, Inc.'s commission of an act of fraud or willful misconduct or gross negligence in the performance of its duties.

         NeoTherapeutics shall have the right to terminate this Agreement without cause at any time, but any such termination shall be without prejudice to McManus Financial Consultants, Inc.'s rights to receive all payments due under this agreement upon termination.

         McManus Financial Consultants, Inc. shall have the right to terminate this Agreement if at its sole discretion determines that a material change in the operations of NeoTherapeutics has occurred.

         NeoTherapeutics, Inc. agrees to indemnify and hold McManus Financial Consultants, Inc. harmless against any loss, damage, expense (including legal and other related fees and expenses), liability or claim arising out of negligent or other wrongful actions by NeoTherapeutics, Inc. or its officers or employees and relating to McManus Financial Consultants, Inc.'s performance under this Agreement. McManus Financial Consultants, Inc. shall advise NeoTherapeutics, Inc. in writing of any such claim of liability within a reasonable time after first receipt of any notice or other information which would suggest the likelihood of such claim or action.

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Rajesh C. Shrotriya, M.D.                                        August 19, 2002
NeoTherapeutics, Inc.                                                     Page 3

         McManus Financial Consultants, Inc. agrees to indemnify and hold NeoTherapeutics, Inc. harmless against any loss, damage, expense (including legal and other related fees and expenses), liability or claim arising out of negligent or other wrongful actions by McManus Financial Consultants, Inc. or its officers or employees and relating to McManus Financial Consultants, Inc.'s performance under this Agreement. NeoTherapeutics, Inc. shall advise McManus Financial Consultants, Inc. in writing of any such claim of liability within a reasonable time after first receipt of any notice or other information, which would suggest the likelihood of such claim or action.

         McManus Financial Consultants, Inc. will maintain the confidentiality of all corporate and financial planning information provided to McManus Financial Consultants, Inc. by NeoTherapeutics, Inc. This information shall remain confidential until such information becomes publicly available without fault on the part of McManus Financial Consultants, Inc. or is disclosed by NeoTherapeutics, Inc. to third parties without similar restrictions.

         If this Letter of Agreement is approved and agreed to, please sign the original and enclosed duplicate under the work "Accepted". Retain the original for your records and return the duplicate for my files.

                                                        Sincerely,

                                                        /s/ Michael P. McManus

                                                        Michael P. McManus
                                                        Executive Vice President

Accepted and Agreed to this

19th day of August, 2002

NEOTHERAPEUTICS, INC.

By:     /s/ Rajesh C. Shrotriya
   -----------------------------------------
   Rajesh C. Shrotriya, M.D.
   Chairman and Chief Executive Officer